UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
VISA INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On and after January 15, 2025, Visa Inc. intends to send the following communication to certain of its shareholders regarding its 2025 Annual Meeting of Shareholders.
Dear Shareholder:
We appreciate the ongoing opportunity to engage with you concerning the matters to be voted on at Visa’s 2025 Annual Meeting of Shareholders, which will be held on Tuesday, January 28, 2025. We are writing to provide additional information regarding Proposal 7 – Shareholder Proposal on Transparency in Lobbying.
As discussed in further detail in our 2025 Proxy Statement, the Board of Directors recommends that shareholders vote AGAINST this proposal because Visa provides comprehensive and transparent reporting on our lobbying and political activity expenditures. In addition, as a result of Visa’s regular annual evaluation of its lobbying and political disclosures, Visa will be expanding the disclosures regarding lobbying activities by U.S. trade associations of which Visa is a member beginning with Visa’s 2024 Annual Political Engagement Report (which is scheduled to be published next month). Specifically, in addition to disclosing the Company’s membership in any U.S. trade association whose annual membership dues were $25,000 or higher, Visa will disclose annually the aggregate amount of dues that Visa paid to these organizations that are attributed to federal lobbying activities. The Company will also include in the Annual Political Engagement Report the annual total of U.S. federal advocacy (lobbying) expenditures.
Thank you for your consideration of this matter.